As filed with the Securities and Exchange Commission on July 13, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bancolombia S.A.
(Exact name of registrant as specified in its charter)

Republic of Colombia	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of Registrant’s name into English)	(IRS Employer Identification Number)

Carrera 48 #26-85, Avenida Los Industriales
Medellín, Colombia
Telephone:  +(574) 404-1837
(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware  19711
Telephone:  (302) 738-6680
(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Robert S. Risoleo, Esq.
Sullivan & Cromwell LLP
1701 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Telephone:  202-956-7500
Facsimile:  202-293-7495

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt securities	(1)	(1)	(1)	(1)
Preferred shares, par value of COP 500 each(2)	(1)	(1)	(1)	(1)
Rights to subscribe preferred shares	(3)	None	None	None

(1)
An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices.  In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the entire registration fee.

(2)
The preferred shares may be represented by American Depositary Shares (“ADS”), each representing four preferred shares, evidenced by American Depository Receipts (“ADR”), to be issued upon deposit of the preferred shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-127306) filed on August 8, 2005 and on Form F-6 (file No. 333-148651) filed on January 14, 2008, or will be registered pursuant to a further registration statement on Form F-6.

(3)	Includes rights to subscribe for ADSs. No separate consideration will be received for the rights offered hereby.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS.  THE PREFERRED SHARES ARE REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS).  THE DEBT SECURITIES WILL BE AUTOMATICALLY REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES.  SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN SUPERINTENDENCY OF FINANCE) WITH RESPECT TO APPROVAL OF THE QUALITY OF SUCH SECURITIES OR OUR SOLVENCY.  THE DEBT SECURITIES AND THE ADSs MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA.

PROSPECTUS

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares

From time to time, we may offer, issue and sell debt securities, preferred shares, American depositary shares (“ADSs”) representing preferred shares and rights to subscribe for preferred shares in one or more offerings.  This prospectus may also be used by a selling security holder to sell securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus.  The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission.  This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the U.S. Securities and Exchange Commission.  You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CIB”.  Our common shares and preferred shares are listed on the Bolsa de Valores de Colombia (the “Colombian Stock Exchange”) and trade under the symbols “BCOLOMBIA” and “PFBCOLOM”, respectively.  On July 9, 2010, the closing price of our ADSs on the NYSE was U.S.$54.55 per ADS, and the closing price of our preferred shares on the Colombian Stock Exchange was COP 24,980 per preferred share.  Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis.  If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks.  You should carefully consider the information included under the caption “Risk Factors” in our Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission on June 11, 2010, as well as the risk factors included in the applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated July 13, 2010.

TABLE OF CONTENTS

EX-5.1:  OPINION OF GOMEZ-PINZON ZULETA ABOGADOS S.A.
EX-5.2:  OPINION OF SULLIVAN & CROMWELL LLP
EX-23.1:  CONSENT OF PRICEWATERHOUSECOOPERS LTDA
EX-23.2:  CONSENT OF PRICEWATERHOUSE S.A.
EX-23.3:  CONSENT OF DELOITTE & TOUCHE LTDA
EX-25.1:  STATEMENT OF ELIGIBILITY ON FORM T-1

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” and “our” mean Bancolombia S.A. and its consolidated subsidiaries, taken as a whole.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.  Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings.  Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus.  Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries.  If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.  The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement.  We have not authorized anyone else to provide you with additional or different information.  This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC.  This prospectus may only be used where it is legal to sell these securities.  You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC.  You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus.  This prospectus is a part of the registration statement and does not contain all of the information in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to another document.  Any information referred to in this way is considered part of this prospectus from the date we file that document.  Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 11, 2010 (the “Annual Report”); and

(2)	Reports on Form 6-K, dated and filed on May 10, 2010 and May 27, 2010.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.
Carrera 48 # 26-85, Avenida Los Industriales
Medellin, Colombia
Attention:  General Secretary
Telephone Number:  (574) 404-1837

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements.  It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information—D. Risk Factors” and “Item 5—Operating and Financial Review and Prospects” of our Annual Report, which is incorporated in this prospectus by reference, and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in Colombia or in any of the other countries where we operate;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in our financing and other costs or our inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by our targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management; remittances, businesses and other industries in which we operate;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

•	regulatory issues relating to acquisitions; and

•	changes in business strategy.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

BANCOLOMBIA

We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru, Brazil, the United States and Spain.

We were incorporated in Colombia in 1945, under the name Banco Industrial Colombiano S.A. or “BIC.” In 1998, we merged with Banco de Colombia S.A., and changed our legal name to Bancolombia S.A.  On July 30, 2005, Conavi and Corfinsura merged with and into Bancolombia, with Bancolombia as the surviving entity. Through this merger, Bancolombia gained important competitive advantages, as Conavi and Corfinsura were two of the top financial institutions in the Colombian market at the time.  Conavi, the leader in mortgage banking in Colombia and one of the strongest in retail operations, significantly increased the Bank’s participation and know-how in these specific markets.  On the other hand, Corfinsura, then the largest financial corporation in Colombia and highly regarded for its expertise in handling large and mid-sized corporate credit and financial services, its investment bank and its modern and diversified treasury department, materially strengthened our multi-banking franchise.

In May 2007, Bancolombia Panamá acquired Banagrícola which controls several subsidiaries, including Banco Agrícola in El Salvador and is dedicated to banking, commercial and consumer activities, insurance, pension funds and brokerage. Through this first international acquisition, we gained a leadership position in the Salvadorian market. We are a sociedad anónima, domiciled in Medellín, Colombia and operate under Colombian laws and regulations, mainly the Colombian Code of Commerce and Decree 663 of 1993.

Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded under the symbol “CIB,” and on the Colombian Stock Exchange, where our preferred shares are traded under the symbol “PFBCOLOM,” Since 1981 our common shares have been traded on Colombian exchanges under the symbol “BCOLOMBIA.”

We have grown substantially over the years, through organic growth as well as through acquisitions.  As of March 31, 2010, we had, on a consolidated basis:

•	COP 60,771 billion in total assets;
•	COP 39,494 billion in total net loans and financial leases;
•	COP 40,113 billion in total deposits; and
•	COP 6,802 billion in stockholders’ equity.

Our consolidated net income for the year ended December 31, 2009 and for the three months ended March 31, 2010 was COP 1,257 billion and COP 341 billion, respectively, representing an average return on equity of 19.6% and 19.4%, respectively, and an average return on assets of 2.0% and 2.2%, respectively.

Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837.  Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.  Our web address is www.grupobancolombia.com; however, the information found on our website is not part of this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes.  General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements.  Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

Ratios of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for the five years ended December 31, 2009, and the three months ended March 31, 2009 and March 31, 2010, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,					March 31,	March 31,
	2005	2006	2007	2008	2009	2009	2010
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.81	2.90	3.13	3.06	3.30	2.82	4.81
Including interest on deposits	2.07	1.75	1.73	1.65	1.66	1.54	2.19
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	3.79	3.56	3.50	2.19	2.70	N/A	N/A
Including interest on deposits	2.03	1.98	1.81	1.40	1.56	N/A	N/A

(1)         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

Ratios of Earnings to Fixed Charges and Preferred Share Dividends

Our ratios of earnings to fixed charges and preferred share dividends and other appropriations for the five years ended December 31, 2009, and the three months ended March 31, 2009 and March 31, 2010, using financial information calculated in accordance with Colombian GAAP and adjusted to reflect U.S. GAAP, were:

	Year Ended December 31,					March 31,	March 31,
	2005	2006	2007	2008	2009	2009	2010
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.04	2.35	2.55	2.55	2.67	2.82	4.81
Including interest on deposits	1.89	1.60	1.60	1.55	1.56	1.54	2.19
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	2.94	2.88	2.81	1.85	2.27	N/A	N/A
Including interest on deposits	1.83	1.82	1.68	1.31	1.45	N/A	N/A

(1)         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

CAPITALIZATION

The following table sets forth our consolidated Technical Capital (as defined in our Annual Report which is incorporated by reference herein) as of March 31, 2010.

	As of March 31, 2010(1)
	(in million of COP and thousands of US$)
Subscribed capital	COP393,914	$204,963
Capital Advance Payments	-	-
Legal reserve and other reserves	5,467,382	2,844,809
Unappropriated retained earnings	66,756	34,735
Net Income -	140,349	73,027
Subordinated bonds subscribed by Fogafin	2,450	1,275
Less:
Long-term investments	(100,715)	(52,404)
Non-monetary inflation adjustment	(92,400)	(48,078)
Primary capital (Tier I)	5,877,736	3,058,327
Provisions for loans	37,754	19,644
Subordinated bonds(2)	1,219,452	634,510 (2)
Others	246,682	128,355
Computed secondary capital (Tier II)	1,503,888	782,509

Technical Capital	7,381,624	3,840,836

Risk weighted assets including market risk	54,207,462	28,205,435

Technical capital to risk-weighted assets(3)(4)	13.62%	13.62%

(1)
Amounts stated in U.S. dollars have been converted, solely for the convenience of the reader, at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as reported by the Superintendencia Financiera de Colombia (the Colombian “Superintendency of Finance”). Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Subordinated bonds includes COP 1,171,752 million issued by Bancolombia S.A and COP 47,700 million issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.
(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.
(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

SELECTED FINANCIAL DATA

The following table presents our selected consolidated financial information and other data as of and for each of the periods indicated.  The financial data as of and for the fiscal years ended December 31, 2009 and 2008 and for each of the three fiscal years in the period ended December 31, 2009 set forth below has been derived from the Bank’s audited consolidated financial statements included in the Annual Report.  The selected consolidated financial data as of December 31, 2007, 2006 and 2005, and for the fiscal years ended December 31, 2006 and 2005 set forth below have been derived from the Bank’s audited consolidated financial statements for the respective periods, which are not included or incorporated by reference in this prospectus supplement.

The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain material respects from U.S. GAAP.  See Item 3. “Key Information— A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” in the Annual Report.  The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects,” and our consolidated financial statements, including the related notes thereto, included in the Annual Report.

	As of and for the year ended December 31,
	2009(1)		2009		2008		2007(10)(11)		2006		2005(9)
	(in millions of COP and thousands of US$ (1), except per share and per American Depositary Share (“ADS”) amounts)
CONSOLIDATED STATEMENT OF OPERATIONS:
Colombian GAAP:
Interest income	US$	3,144,313	COP	6,427,698	COP	6,313,743	COP	4,810,408	COP	3,013,732	COP	3,200,084
Interest expense		(1,284,306)		(2,625,416)		(2,753,341)		(2,002,090)		(1,246,229)		(1,150,274)
Net interest income		1,860,007		3,802,282		3,560,402		2,808,318		1,767,503		2,049,810

Provisions for loans and accrued interest losses, net of recoveries(2)		(539,859)		(1,103,595)		(1,155,262)		(617,868)		(195,361)		(123,575)
Provision for foreclosed assets and other assets, net of recoveries(3)		(24,351)		(49,779)		22,095		20,833		45,179		(7,465)
Net interest income after provisions		1,295,797		2,648,908		2,427,235		2,211,283		1,617,321		1,918,770

Fees and income from services and other operating income, net (4)		923,061		1,886,949		1,964,084		1,510,129		1,139,094		962,277
Operating expenses		(1,416,252)		(2,895,145)		(2,639,997)		(2,271,418)		(1,871,000)		(1,654,805)
Net operating income		802,606		1,640,712		1,751,322		1,449,994		885,415		1,226,242

Net non-operating income excluding minority interest		45,607		93,232		31,888		12,058		45,346		4,650
Minority interest (loss)		(7,377)		(15,081)		(18,511)		(13,246)		(6,352)		(6,496)
Income before income taxes		840,836		1,718,863		1,764,699		1,448,806		924,409		1,224,396

Income taxes		(226,008)		(462,013)		(474,056)		(361,883)		(174,880)		(277,515)
Net income	US$	614,828	COP	1,256,850	COP	1,290,643	COP	1,086,923	COP	749,529	COP	946,881

Weighted average of Preferred and Common Shares outstanding(5)				787,827,003		787,827,003		758,313,771		727,827,005		652,882,756
Basic and Diluted net income per share(5)		0,78		1,595		1,638		1,433		1,030		1,450
Basic and Diluted net income per ADS (12)		3,12		6,380		6,552		5,732		4,119		5,800
Cash dividends declared per share(6)				637		624		568		532		508
Cash dividends declared per share(6) (stated in U.S. Dollars)				0,31		0,28		0,28		0,24		0,22
Cash dividends declared per ADS(6)				2,547		2,496		2,272		2,128		2,032
Cash dividends declared per ADS(6) (stated in U.S. Dollars)				1,25		1,11		1,13		0,95		0,88

U.S. GAAP:(7)
Net income	US$	573,577	COP	1,172,524	COP	849,920	COP	1,015,644	COP	941,183	COP	891,121
Basic and Diluted net income per common share(8)		0.73		1,488		1,326		1,683		1,619		1,715
Basic and Diluted net income per ADS (8) (12)		2.92		5,952		5,304		6,732		6,476		6,860
_________________
(1)
Amounts stated in U.S dollars have been translated at the rate of COP 2,044.23 per US$ 1.00, which is the Representative Market Rate calculated on December 31, 2009 (the last business day of 2009), as reported and certified by the Superintendency of Finance. Such translations should not be construed as representations that the pesos amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)
Represents the provision for loan, accrued interest losses and other receivables, net and recovery of charged-off loans.  Includes a provision for accrued interest losses amounting to COP 12,379 million, COP 14,825 million, COP 35,543 million, COP 58,721 million and COP 46,840 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

(3)	Represents the provision for foreclosed assets and other assets and the recovery of provisions for foreclosed assets and other assets.
(4)	Represents the total fees and income from services, net and total other operating income.
(5)
The weighted average of preferred and common shares outstanding for fiscal year 2005, include 198,261,641 preferred shares and 454,621,115 common shares. For fiscal year 2006, it included 218,122,421 preferred shares and 509,704,584 common shares. For fiscal year 2007, it included 253,300,502 preferred shares and 509,704,584 common shares.  For fiscal years 2008 and 2009, it included 278,122,419 preferred shares and 509,704,584, common shares.

(6)	This data is presented on an annualized basis.
(7)	See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP” to our Financial Statements included in this Annual Report.
(8)
Under U.S. GAAP, these shares are considered outstanding since the beginning of the earliest period presented. Net income per share under U.S. GAAP is    presented on the basis of net income available to common stockholders divided by the weighted average number of common shares outstanding (198,261,641 preferred shares and 454,621,115 common shares for 2005; and 509,704,584 common shares for 2006, 2007, 2008 and 2009). See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP”.

(9)
The consolidated statement of operations for the year ended December 31, 2005, includes Conavi and Corfinsura’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP – m) Business combinations” to our Financial Statements included in this Annual Report.

(10)
 The consolidated statement of operations for the year ended December 31, 2007 includes Banagrícola’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP – m) Business combinations” to our Financial Statements included in this Annual Report.

(11)
The consolidated statement of operations for the year ended on December 2007 was modified due to reclassifications made particularly in commissions from banking services and other services, administrative and other expenses and other income, with the purpose of better presenting comparative information regarding the gains on the sale of mortgage loans. The selected financial data for year 2006 has not been reclassified to the 2008 presentation because the amounts are insignificant and do not have a material impact on the consolidated statement of operations for each of the respective years.

(12)
 Basic and diluted net income per ADS for any period is defined as basic and diluted net income per share multiplied by four as each ADS is equivalent to four preferred shares of Bancolombia. Basic and diluted net income per ADS should not be considered in isolation, or as a substitute for net income, as a measure of operating performance or as a substitute for cash flows from operations or as a measure of liquidity. Each ADS is equivalent to four preferred shares of Bancolombia.

SELECTED STATISTICAL INFORMATION

The following information is included for analytical purposes and should be read in conjunction with the Bank’s consolidated financial statements as well as Item 5. “Operating and Financial Review and Prospects” in the Annual Report. This information has been prepared based on the Bank’s financial records, which are prepared in accordance with Colombian GAAP and do not reflect adjustments necessary to state the information in accordance with U.S. GAAP.  See Note 31 to the Bank’s consolidated financial statements as of December 31, 2009 included in the Annual Report for a summary of the significant differences between Colombian GAAP and U.S. GAAP.

The consolidated selected statistical information for the years ended  December 31, 2005 and December 31, 2006 includes the selected statistical information of Bancolombia and its subsidiaries, without reflecting any pro-forma calculation of the effect of Banagrícola’s acquisition, while consolidated selected statistical information for the years ended  December 31, 2007, December 31, 2008 and December 31, 2009 corresponds to the Bank and its Subsidiaries, including all additional subsidiaries acquired as a result of the Banagrícola acquisition.

Average balance sheet

The following tables show for the years ended December 31, 2009, 2008 and 2007, respectively: (i) average annual balances calculated using actual month-end balances for all of the Bank’s assets and liabilities; (ii) interest income and expense amounts; and (iii) nominal interest rates for the Bank’s interest-earning assets and interest-bearing liabilities.

In addition, the interest rate subtotals are based on the weighted average of the average peso-denominated and U.S. dollar-denominated balances.

	Average Balance Sheet and Income from Interest-Earning Assets for the Fiscal Years Ended December 31,
	2009			2008			2007
	Average Balance	Interest Earned	Average Nominal Interest Rate	Average Balance	Interest Earned	Average Nominal Interest Rate	Average Balance	Interest Earned	Average Nominal Interest Rate
	(COP million, except percentages)

ASSETS
Interest-earning assets
Overnight funds(2)
Peso-denominated	823,303	59,257	7.2%	428,144	67,339	15.7%	120,768	8,251	6.8%
U.S. Dollar-denominated	1,155,871	15,612	1.4%	649,167	38,869	6.0%	828,449	86,761	10.5%
Total	1,979,174	74,869	3.8%	1,077,311	106,208	9.9%	949,217	95,012	10.0%
Investment securities
Peso-denominated	5,461,175	647,324	11.9%	4,387,502	406,802	9.3%	3,769,877	302,408	8.0%
U.S. Dollar-denominated	2,210,185	81,234	3.7%	1,705,124	24,787	1.5%	1,534,254	114,236	7.4%
Total	7,671,360	728,558	9.5%	6,092,626	431,589	7.1%	5,304,131	416,644	7.9%
Loans and Financial Leases(1)
Peso-denominated	31,577,872	4,714,337	14.9%	28,491,159	4,923,704	17.3%	23,450,352	3,453,571	14.7%
U.S. Dollar-denominated	11,457,889	909,934	7.9%	10,922,602	852,242	7.8%	7,291,171	824,869	11.3%
Total	43,035,761	5,624,271	13.1%	39,413,761	5,775,946	14.7%	30,741,523	4,278,440	13.9%
Total interest-earning assets
Peso-denominated	37,862,350	5,420,918	14.3%	33,306,805	5,397,845	16.2%	27,340,997	3,764,230	13.8%
U.S. Dollar-denominated	14,823,945	1,006,780	6.8%	13,276,893	915,898	6.9%	9,653,874	1,025,866	10.6%
Total	52,686,295	6,427,698	12.2%	46,583,698	6,313,743	13.6%	36,994,871	4,790,096	12.9%

Total non-interest-earning assets
Peso-denominated	7,440,325			6,277,291			5,025,959
U.S. Dollar-denominated	2,502,976			2,260,525			1,174,093
Total	9,943,301			8,537,816			6,200,052

Total interest and non-interest- earning assets
Peso-denominated	45,302,675	5,420,918		39,584,096	5,397,845		32,366,956	3,764,230
U.S. Dollar-denominated	17,326,921	1,006,780		15,537,418	915,898		10,827,967	1,025,866

Total Assets (COP)	62,629,596	6,427,698		55,121,514	6,313,743		43,194,923	4,790,096
________________
(1)           Includes performing loans only.
(2)           Overnight funds interest earned includes commissions and therefore differs from the concept in the consolidated statement of operations.

	Average Balance Sheet and Interest Paid on Interest-Bearing Liabilities for the Fiscal Years Ended December 31,
	2009					2008					2007
	Average Balance		Interest Paid		Yield / Rate(1)	Average Balance		Interest Paid		Yield / Rate(1)	Average Balance		Interest Paid		Yield / Rate(1)
	(COP million, except percentages)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking deposits
Peso-denominated	COP	625,108	COP	19,729	3.2%	COP	468,000	COP	16,012	3.4%	COP	348,131	COP	7,626	2.2%
U.S. Dollar-denominated		1,729,212		23,482	1.4%		1,733,507		23,245	1.3%		1,410,746		31,450	2.2%
Total		2,354,320		43,211	1.8%		2,201,507		39,257	1.8%		1,758,877		39,076	2.2%
Savings deposits
Peso-denominated		11,919,042		431,126	3.6%		10,952,894		555,628	5.1%		10,309,007		446,596	4.3%
U.S. Dollar-denominated		2,154,381		19,739	0.9%		1,880,546		34,090	1.8%		1,165,839		14,841	1.3%
Total		14,073,423		450,865	3.2%		12,833,440		589,718	4.6%		11,474,846		461,437	4.0%
Time deposits
Peso-denominated		13,080,400		1,099,678	8.4%		10,276,935		1,015,373	9.9%		6,882,302		560,996	8.2%
U.S. Dollar-denominated		7,402,123		276,889	3.7%		5,989,037		241,369	4.0%		4,071,678		255,692	6.3%
Total		20,482,523		1,376,567	6.7%		16,265,972		1,256,742	7.7%		10,953,980		816,688	7.5%
Overnight funds
Peso-denominated		1,213,463		74,492	6.1%		1,301,213		123,638	9.5%		1,046,906		104,172	10.0%
U.S. Dollar-denominated		493,706		19,607	4.0%		1,013,888		42,491	4.2%		401,515		26,955	6.7%
Total		1,707,169		94,099	5.5%		2,315,101		166,129	7.2%		1,448,421		131,127	9.1%
Borrowings from development and other domestic banks
Peso-denominated		2,889,261		244,644	8.5%		3,036,553		332,747	11.0%		2,599,267		254,627	9.8%
U.S. Dollar-denominated		437,439		8,198	1.9%		600,817		12,153	2.0%		291,124		13,085	4.5%
Total		3,326,700		252,842	7.6%		3,637,370		344,900	9.5%		2,890,391		267,712	9.3%
Interbank borrowings
Peso-denominated		-		-			-		-			-		-
U.S. Dollar-denominated		1,270,413		47,650	3.8%		1,578,252		74,792	4.7%		1,480,150		116,615	7.9%
Total		1,270,413		47,650	3.8%		1,578,252		74,792	4.7%		1,480,150		116,615	7.9%
Long-term debt
Peso-denominated		2,413,103		256,721	10.6%		1,640,560		191,534	11.7%		1,258,676		105,526	8.4%
U.S. Dollar-denominated		1,636,497		103,461	6.3%		1,493,208		90,270	6.0%		839,442		63,909	7.6%
Total		4,049,600		360,182	8.9%		3,133,768		281,804	9.0%		2,098,118		169,435	8.1%
Total interest-bearing liabilities
Peso-denominated		32,140,377		2,126,390	6.6%		27,676,155		2,234,932	8.1%		22,444,289		1,479,543	6.6%
U.S. Dollar-denominated		15,123,771		499,026	3.3%		14,289,255		518,410	3.6%		9,660,494		522,547	5.4%
Total		47,264,148		2,625,416	5.6%		41,965,410		2,753,342	6.6%		32,104,783		2,002,090	6.2%

Total interest and non-interest bearing liabilities and stockholder’ equity

Peso-denominated		45,380,776		2,126,390			39,524,490		2,234,932			32,325,570		1,479,543
U.S. Dollar-denominated		17,248,820		499,026			15,597,024		518,410			10,869,353		522,547
Total Liabilities and Stockholder’ Equity	COP	62,629,596	COP	2,625,413		COP	55,121,514	COP	2,753,342		COP	43,194,923	COP	2,002,090
_______________
(1)
See “Item 4 Information on the Company – E. Selected Statistical Information – E.1 Distribution of Assets, Liablilities and Stockholders’ Equity; Interest Rates and Interest Differential” in the Annual Report.

Changes in Net Interest Income and Expenses—Volume and Rate Analysis

The following table allocates, by currency of denomination, changes in the Bank’s net interest income to changes in average volume, changes in nominal rates and the net variance caused by changes in both average volume and nominal rate for the fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008; and the fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007. Volume and rate variances have been calculated based on movements in average balances over the period and changes in nominal interest rates on average interest-earning assets and average interest-bearing liabilities. Net changes attributable to changes in both volume and interest rate have been allocated to the change due to changes in volume.

	2008-2009 Increase (Decrease) Due To Changes in:			2007-2008 Increase (Decrease) Due To Changes in:
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(COP million)
Interest-earning assets:
Overnight funds
Peso-denominated	28,441	(36,523)	(8,082)	48,344	10,744	59,088
U.S. Dollar-denominated	6,844	(30,101)	(23,257)	(10,735)	(37,157)	(47,892)
Total	35,285	(66,624)	(31,339)	37,609	(26,413)	11,196
Investment securities
Peso-denominated	127,265	113,257	240,522	57,265	47,129	104,394
U.S. Dollar-denominated	18,563	37,884	56,447	2,484	(91,933)	(89,449)
Total	145,828	151,141	296,969	59,749	(44,804)	14,945
Loans
Peso-denominated	460,823	(670,190)	(209,367)	871,128	599,005	1,470,133
U.S. Dollar-denominated	42,510	15,182	57,692	283,344	(255,971)	27,373
Total	503,333	(655,008)	(151,675)	1,154,472	343,034	1,497,506
Total interest-earning assets
Peso-denominated	616,529	(593,456)	23,073	976,737	656,878	1,633,615
U.S. Dollar-denominated	67,917	22,965	90,882	275,093	(385,061)	(109,968)
Total	684,446	(570,491)	113,955	1,251,830	271,817	1,523,647

Interest-bearing liabilities:
Checking deposits
Peso-denominated	4,958	(1,241)	3,717	4,101	4,285	8,386
U.S. Dollar-denominated	(58)	295	237	4,328	(12,533)	(8,205)
Total	4,900	(946)	3,954	8,429	(8,248)	181
Savings deposits
Peso-denominated	34,947	(159,449)	(124,502)	32,664	76,368	109,032
U.S. Dollar-denominated	2,509	(16,860)	(14,351)	12,956	6,293	19,249
Total	37,456	(176,309)	(138,853)	45,620	82,661	128,281
Time deposits
Peso-denominated	235,689	(151,384)	84,305	335,394	118,983	454,377
U.S. Dollar-denominated	52,859	(17,339)	35,520	77,273	(91,596)	(14,323)
Total	288,548	(168,723)	119,825	412,667	27,387	440,054
Overnight funds
Peso-denominated	(5,387)	(43,759)	(49,146)	24,164	(4,698)	19,466
U.S. Dollar-denominated	(20,658)	(2,226)	(22,884)	25,664	(10,128)	15,536
Total	(26,045)	(45,985)	(72,030)	49,828	(14,826)	35,002
Borrowings from domestic development banks
Peso-denominated	(12,472)	(75,631)	(88,103)	47,918	30,202	78,120
U.S. Dollar-denominated	(3,062)	(893)	(3,955)	6,264	(7,196)	(932)
Total	(15,534)	(76,524)	(92,058)	54,182	23,006	77,188
Interbank borrowings
Peso-denominated	-	-	-	-	-	-
U.S. Dollar-denominated	(11,546)	(15,596)	(27,142)	4,649	(46,472)	(41,823)
Total	(11,546)	(15,596)	(27,142)	4,649	(46,472)	(41,823)
Long-term debt
Peso-denominated	82,188	(17,001)	65,187	44,585	41,423	86,008
U.S. Dollar-denominated	9,059	4,132	13,191	39,523	(13,162)	26,361
Total	91,247	(12,869)	78,378	84,108	28,261	112,369
Total interest-bearing liabilities
Peso-denominated	339,923	(448,465)	(108,542)	488,826	266,563	755,389
U.S. Dollar-denominated	29,103	(48,487)	(19,384)	170,657	(174,794)	(4,137)
Total (COP)	369,026	(496,952)	(127,926)	659,483	91,769	751,252

Interest Earning Assets—Net Interest Margin and Spread

The following table presents the levels of average interest-earning assets and net interest income of the Bank and illustrates the comparative net interest margin and interest spread obtained for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

	Interest-Earning Assets-Yield For the Fiscal Year Ended December 31,
	2009	2008	2007
	(COP millions, except percentages)
Total average interest-earning assets
Peso-denominated	37,862,350	33,306,805	27,340,997
U.S. Dollar-denominated	14,823,945	13,276,893	9,653,874
Total	52,686,295	46,583,698	36,994,871
Net interest earned(1)
Peso-denominated	3,294,528	3,162,913	2,284,687
U.S. Dollar-denominated	507,754	397,488	503,319
Total	3,802,282	3,560,401	2,788,006
Average yield on interest-earning assets
Peso-denominated	14.3%	16.2%	13.8%
U.S. Dollar-denominated	6.8%	6.9%	10.6%
Total	12.2%	13.6%	12.9%
Net interest margin(2)
Peso-denominated	8.7%	9.5%	8.4%
U.S. Dollar-denominated	3.4%	3.0%	5.2%
Total	7.3%	7.7%	7.6%
Interest spread(3)
Peso-denominated	7.7%	8.1%	7.2%
U.S. Dollar-denominated	3.5%	3.3%	5.2%
Total	6.6%	7.0%	6.7%
________________
(1)	Net interest earned is interest income less interest paid and includes interest earned on investments.
(2)	Net interest margin is net interest income divided by total average interest-earning assets.
(3)	Interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

THE SECURITIES

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus, separately or together:

•	senior or subordinated debt securities;

•	preferred shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”); and

•	rights to subscribe for preferred shares, including rights to subscribe for ADSs.

LEGAL OWNERSHIP

In this prospectus and in any accompanying prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities.  While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary.  Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities.  For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue preferred shares, they may be represented by ADSs.  The underlying preferred shares represented by ADSs will be directly held by a depositary.  Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement.  A copy of the deposit agreement, as amended from time to time, with respect to our preferred shares is on file with the SEC and incorporated by reference in this prospectus.  You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room.  See “Available Information.”

Street Name and Other Indirect Holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder.  These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so.  This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you.  For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security.  Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf.  Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security.  If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders.  We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur.  A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more.  Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.  The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems.  Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants.  The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities.  Generally, all securities represented by the same global security will have the same terms.  We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times.  We call this kind of global security a master global security.  Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise.  We describe those situations below under “—Special Situations When a Global Security Will Be Terminated”.  The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security.  Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does.  Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated.  We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”.  If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers.  We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time.  We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security.  We and the trustee also do not supervise the depositary in any way;

•
The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•
Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time.  For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day.  There may be more than one financial intermediary in the chain of ownership for an investor.  We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented.  After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement.  If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe.  Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security.  In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream.  If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems.  Those systems could change their rules and procedures at any time.  We do not have control over those systems or their participants and we take no responsibility for their activities.  Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business.  Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable.  Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.  In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities.  Indirect holders should read the previous subsection starting on page 6 entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.  The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement.  Each such indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, will be executed at the time we issue any debt securities thereunder.

DESCRIPTION OF THE PREFERRED SHARES

The following description of our preferred shares is a summary of the material terms of our by-laws and Colombian corporate law regarding our preferred shares and the holders thereof.  They may not contain all of the information that is important to you.  To understand them fully, you should read our by-laws, copies of which are filed with the SEC as exhibit to the registration statement of which this prospectus is a part.  The following description is qualified in its entirety by reference to our by-laws and applicable law.

General

Our preferred shares have been approved for issuance from our authorized capital stock and are non-voting (except as described below), cumulative participating preferred shares.  On March 31, 2010, there were 278,122,419 preferred shares outstanding.

The Colombian Stock Exchange is the principal non-U.S. trading market for the preferred shares.  As of December 31, 2009, the market capitalization for our preferred shares on the Colombian Stock Exchange was COP 6,413,503 million. There are no official market makers or independent specialists in the Colombian Stock Exchange to assure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy will not be executed.  The Colombian Stock Exchange is relatively volatile compared to major world markets.  The aggregate equity market capitalization of the Colombian Stock Exchange as of July 5, 2010, was COP 315,145,924.52, with 86 companies listed as of that date.  A substantial portion of the trading on the Colombian Stock Exchanges consists of trading in debt securities.

Registration and Transfer

The preferred shares are evidenced by stock certificates in registered form without dividend coupons attached.  We maintain a stock registry and only those holders listed in that stock registry as holders of preferred shares are recognized by us as holders of preferred shares.  The Bank of New York Mellon, which acts as depositary (the “depositary”) for our ADR facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of ADSs representing the preferred shares, which shall be deposited with Fiduciaria Bancolombia S.A. (formerly Fiducolombia S.A.), as agent of the depositary (the “custodian”).  Each registration or transfer of preferred shares will be effected only by entry on such stock registry.  Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith.

Voting Rights

The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any general shareholders’ meeting, whenever a shareholders vote is required on the following matters:

•	In the event that changes in our by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into common shares is to be approved.

•	When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

•
When the preferred dividend has not been fully paid during two consecutive annual terms.  In this event, holders of such preferred shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them.

•	When the general shareholders’ meeting orders the payment of dividends with shares issued by us.

•
If at the end of a fiscal period, our profits are not enough to pay the minimum dividend and the Colombian Superintendency of Finance or “SFC”, by its own decision or upon petition of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from us by our directors or officers, thus decreasing the profits to be distributed, the SFC may resolve that holders of preferred shares should participate with speaking and voting rights at the general shareholders’ meeting, in accordance with the terms established by law.

•
When the register of shares at the Colombian Stock Exchange or at the Registro Nacional de Valores y Emisores ( the Colombian National Registry of Securities and Issuers or “RNVE”) is suspended or canceled.  In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Except under certain of the conditions set forth above, holders of preferred shares are not entitled to vote for the election of directors or to influence our management policies.

The holders of preferred shares will not be entitled to receive notice from us of a general meeting of the holders of common shares unless they have the right to vote on any of the matters to be addressed at such meeting, as described above.  Each holder of preferred shares shall have the right to vote individually on any of the matters on which the holders of preferred shares have voting rights.

In accordance with our by-laws, notice of meetings at which holders of preferred shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Medellín, the city where we are domiciled, as is the case for any other shareholders’ meeting.  We will cause a notice of any meeting at which holders of preferred shares are entitled to vote to be mailed to each record holder of preferred shares.  Each such notice will include a statement setting forth (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote and (iii) instructions for the delivery of proxies.

General shareholders’ meetings may be ordinary meetings or extraordinary meetings.  Ordinary general shareholders’ meetings occur at least once a year during the three months after the end of the prior fiscal year.  Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.

Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting.  If a quorum is not present, a subsequent meeting is called at which the presence of one or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented.

General meetings (whether ordinary or extraordinary) may be called by our board of directors, president or external auditor.  In addition, two or more shareholders representing at least 20% of the outstanding shares have the right to request that a general shareholders’ meeting be convened.  Notice of ordinary general shareholders’ meetings must be published in one newspaper of wide circulation in Medellín at least 15 business days prior to an ordinary general shareholders’ meeting.  Notice of extraordinary general shareholders’ meetings, listing the matters to be addressed at such a meeting, must be published in one newspaper of wide circulation in Medellín at least five calendar days prior to an extraordinary general shareholders’ meeting.  To compute these days, neither the day of the notice nor the day of the meeting shall be counted.

Except when Colombian law or our by-laws require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of common shares present.  Pursuant to Colombian law and/or our by-laws, special majorities are required to adopt the following corporate actions:

•
a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting is required to approve the issuance of stock without granting a preemptive right in respect of that stock in favor of the shareholders;

•
a favorable vote of at least 78% of the holders of common shares represented at a general shareholders’ meeting is required to decide not to distribute at least 50% of the annual net profits of any given fiscal year in dividends, as otherwise required by Colombian law;

•
a favorable vote of at least 80% of the holders of common shares present at the respective meeting and 80% of the holders of subscribed preferred shares is required to approve the payment of a stock dividend; and

•
a favorable vote of at least 70% of the holders of common shares and of subscribed preferred shares to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert those preferred shares into common shares.

Adoption of certain of the above-mentioned corporate actions also requires the favorable vote of a majority of the preferred shares as specified by Colombian law and the by-laws.  If the SFC determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly.  Under these circumstances, we will be obligated to comply in a timely manner.

Dividends

The holders of common shares, once they have approved the year-end financial statements, determine the allocation of distributable profits, if any, for the preceding year.

Under the Colombian Code of Commerce, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting capital losses from prior fiscal years, distribute at least 50% of its annual net profits to all shareholders, payable in cash, or in shares of the company with the favorable vote of 80% of the company’s common stock represented at the meeting, within a period of one year following the date on which the shareholders declare the dividends.  If the total amount segregated in all reserves of a company exceeds its outstanding capital, the percentage required to be distributed increases to 70%.  The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common stock present at a general shareholders’ meeting.

Under Colombian law and our by-laws, annual net profits are to be applied as follows:

•	first, an amount equivalent to 10% of net profits is set aside to build a legal reserve until that reserve is equal to at least 50% of our paid-in capital;

•	second, payment of the minimum dividend on the preferred shares is made; and

•
third, allocation of the balance of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and president and may, subject to further reserves required by the by-laws, be distributed as dividends.

Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one percent (1%) yearly of the par value (valor nominal) of the preferred share, provided this dividend is higher than the dividend assigned to common shares. If this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares.  In accordance with Colombian law and our by-laws, the dividend received by holders of common shares may not be higher than the dividend paid to holders of preferred shares.

Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.

The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of our employees.

The dividend payments may be made in installments which must be approved at the annual general shareholders’ meeting.  Such general shareholders’ meeting will also determine the effective date, the system and the place for payment of dividends.

Dividends declared on the preferred shares will be payable to the record holders of those shares, as they appear on our stock registry, on the appropriate record dates as determined by the general shareholders’ meeting.

Generally, any stock dividend payable by us to the holders of preferred shares will be paid in preferred shares.  However, the general shareholders’ meeting may authorize the payment in common shares to all shareholders.  Any stock dividend payable in common shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, including 80% or more of the outstanding preferred shares.  In the event that none of the holders of preferred shares is present at such meeting, a stock dividend may be paid to the holders of common shares that approve such a payment.

Liquidation Rights

We will be dissolved if certain events take place, including the following:

•	our term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;

•
losses cause the decrease of our shareholders’ equity below 50% of our outstanding capital stock, unless one or more of the corrective measures described in the Colombian Commerce Code are adopted by a general shareholder’s meeting within six months;

•	by decision of the general shareholders’ meeting; and

•	in certain other events expressly provided for by Colombian law and our by-laws.

Upon dissolution, a liquidator must be appointed by a general shareholders’ meeting to wind up its affairs.  In addition, the SFC has the power to take over the operations and assets of a commercial bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Estatuto Organico del Sistema Financiero, Decree 663 of 1993.

Upon liquidation, holders of fully paid preferred shares will be entitled to receive in pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the nominal value of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in our surplus assets.  If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.

Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation.  Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the nominal value of the common shares, the surplus assets will be distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.

Preemptive Rights and Other Anti-Dilution Provisions

Pursuant to the Colombian Code of Commerce, we are allowed to have an amount of outstanding capital stock smaller than the authorized capital stock set out in our by-laws.  Under our by-laws, the holders of common shares determine the amount of authorized capital stock, and the board of directors has the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated by the general shareholders’ meeting.  The issuance of preferred shares must always be first approved by the general shareholders’ meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.

At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital.  Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws.  Pursuant to Decree 663, the SFC may order a commercial bank to increase its outstanding capital stock under certain special circumstances.

Our by-laws and Colombian law require that, whenever we issue new shares of any outstanding class, we must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of our aggregate capital stock.  These rights are called preemptive rights.

The general shareholders’ meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the corresponding class of shares represented at the meeting.  Preemptive rights must be exercised within the period stated in the share placement terms, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase nor greater than 3 months.  From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

The SFC will authorize decreases in the outstanding capital stock decided by the holders of common shares only if:

•	we have no liabilities;

•	our creditors consent in writing; or

•	the outstanding capital stock remaining after the reduction represents at least twice the amount of our liabilities.

Other Provisions

Limits on the Issuance of Shares with Preferred Dividends and No Voting Rights

Preferred shares may not represent more than 50% of the subscribed capital.

Limits on Purchases and Sales of Capital Stock by Related Parties

Pursuant to the Colombian Commerce Code, the members of our board of directors and certain of our principal executive officers may not, directly or indirectly, buy or sell shares of our capital stock while they hold their positions, unless they obtain the prior approval of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote).

No Redemption by Bancolombia

Colombian law prohibits us from repurchasing shares of our capital stock, including the preferred shares.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following description of American Depositary Receipts evidencing American Depositary Shares is applicable to any international offering of preferred shares represented by American Depositary Shares and evidenced by ADRs.

On March 31, 2010, there were 278,122,419 preferred shares outstanding.  A total of 157,509,016 preferred shares, representing 56.63% of all outstanding preferred shares, were directly held by the depositary in the United States (ADR Program).  Because certain of the preferred shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners.  A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities.

ADRs evidencing ADSs are deliverable by The Bank of New York Mellon, as depositary (the “depositary”) pursuant to the deposit agreement, dated as of July 25, 1995 and amended and restated as of January 14, 2008, entered into by Bancolombia, the depositary and the owners and beneficial owners from time to time of ADRs (the “deposit agreement”), pursuant to which the ADSs are issued.  Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary (the “Corporate Trust Office”), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Carrera 43A, No. 11A-44, Medellín, Colombia or Calle 30A No. 6-38, Bogota, Colombia.  The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.  The deposit agreement is also an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of material provisions of the deposit agreement.  This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which is an exhibit to the deposit agreement.  Terms used herein and not otherwise defined will have the meanings set forth in the deposit agreement.

ADRs evidencing ADSs are issuable pursuant to the deposit agreement.  Each ADS represents four preferred shares or evidences the right to receive four preferred shares (together with any additional shares of preferred stock at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, the “deposited securities”).  Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as owners.

Restrictions Regarding Foreign Investment in Colombia

The following includes a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.

Colombia’s International Investment Statute, Decree 2080 of 2000, as amended (the “International Investment Statute”) regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets.  Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the “Central Bank”) and specifies procedures to authorize and administer certain types of foreign investments.  Decree 1844 of 2003 modified Decree 2080 of 2000, simplifying the procedures for foreign investors to register their investment in Colombia with the Central Bank.  International investments are regulated by the Central Bank by means of External Resolution 8 of 2000 and External Circular DCIN 83 of December 2004, setting forth in detail certain procedures regarding registration of foreign investment in Colombia.

Investors who wish to participate in our ADR facility and hold our ADRs will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls regarding the conversion of pesos into U.S. dollars.  Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures.  See “Description of American Depositary Receipts—Deposit, Transfer and Withdrawal.” Under the foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.

Approval was obtained from the SFC of Colombia for the depositary facility established for the ADSs pursuant to the deposit agreement (and the agreement between the depositary and the custodian referenced therein) as an institutional fund pursuant to the International Investment Statute.  The Colombian Superintendency of Securities (currently the SFC) authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing ADSs, as described below, as a permitted means of foreign investment under the foreign investment regulations.  Under such law, the custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the SFC.

Deposit, Transfer and Withdrawal

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the custodian of preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such preferred shares with the depositary.  Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the depositary’s Corporate Trust Office.  Each deposit must be accompanied by a written notice describing the price paid for the preferred shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.

Pursuant to Colombian Banking laws, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the SFC.  Any transaction involving the sale of publicly traded stock of any Colombian company, including any sale of our preferred shares (but not a sale of ADRs) for the peso-equivalent of 66,000 Unidades de Valor Real (or “UVRs”, a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank and generally used for pricing home-mortgage loans) or more must be effected through the Colombian Stock Exchange.  Neither we nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.

Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the depositary for the surrender of ADRs, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our by-laws and the terms of the deposited securities, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the ADS or ADSs evidenced by such ADR.  The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner.  Any non-resident owner or beneficial owner requesting withdrawals of preferred shares or other deposited securities upon surrender of ADRs must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:

•	have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or

•
are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.

Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A non-resident owner or beneficial owner who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the three authorized forms of foreign investment in securities of Colombian issuers described below:

•	direct investment;

•	investment through an institutional fund; or

•	investment through an individual fund.

Such owner, beneficial owner or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used.

Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal.

Neither we, the depositary nor the custodian will have any liability or responsibility whatsoever under the deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be.  In addition, the deposit agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the receipt of preferred shares (a “pre-release”) and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the depositary knows that any ADR has been pre-released.  The depositary may receive ADRs in lieu of preferred shares in satisfaction of a pre-release.  Each pre-release must be:

•
preceded or accompanied by a written representation from the person to whom the ADRs or preferred shares are to be delivered that such person, or its customer, beneficially owns the preferred shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the depositary is required, as promptly as practicable:

•
to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos (“Foreign Currency”), that it receives in respect of the deposited preferred shares; and

•
to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively.

If the depositary determines that in its judgment any Foreign Currency received by the depositary or the custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may distribute the Foreign Currency received by the depositary or the custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same.  If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.

If we declare a dividend in, or free distribution of, preferred shares, the depositary may, and will if we request, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of preferred shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the deposit agreement with respect to the deposit of preferred shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary.  The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act.  In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement.  If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional preferred shares distributed upon the deposited securities represented thereby.

If we offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.  If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that:

•	we have elected in our sole discretion to permit such rights to be exercised; and

•	such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

Upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the preferred shares, and we will cause the preferred shares so purchased to be delivered to the depositary on behalf of such owner.  As agent for such owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the deposit agreement.

The depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the deposit agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective.  If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Bancolombia upon which the depositary may rely that such distribution to such owner is exempt from such registration.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

Although Colombian law permits preemptive rights to be transferred separately from the preferred shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the depositary would realize upon disposal of rights.

Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

If the depositary determines that any distribution of property (including preferred shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

Changes Affecting Deposited Preferred Shares

Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence.  In any such case the depositary may, and will, if we so request, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Record Dates

Whenever:

•	any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;

•	rights shall be issued with respect to the deposited securities;

•	for any reason the depositary causes a change in the number of preferred shares that are represented by each ADS;

•	the depositary shall receive notice of any meeting of holders of preferred shares or other deposited securities; or

•	the depositary shall find it necessary or convenient,

the depositary will fix a record date

•
for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

Voting of Deposited Securities

Holders of preferred shares, and consequently holders of ADS, have very limited voting rights.  See “Description of the preferred shares—Voting Rights”.

In the event holders of preferred shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by us, the depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

•	the information included in such notice of meeting received by the depositary from us;

•
a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of preferred shares or other deposited securities represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given.

Upon the written request of an owner on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request.  The depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares or other deposited securities other than in accordance with such instructions.  If the depositary does not receive instructions from the owner on or before the date established by the depositary for such purpose, the depositary shall take such action as is necessary, upon our request, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying preferred shares to be counted for purposes of satisfying applicable quorum requirements.

There can be no assurance that the owners generally or any owner in particular will receive the notice described above sufficiently prior to the date established by the depositary for the receipt of instructions to ensure that the depositary will in fact receive such instructions on or before such date.

Reports and Other Communications

The depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both:

•	received by the depositary as the holder of the preferred shares or other deposited securities; and

•	made generally available to the holders of such preferred shares or other deposited securities by us.

The depositary will also send to the owners copies of such reports and communications furnished by us pursuant to the deposit agreement.  Any such reports and communications including any proxy soliciting material furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the SEC.

Amendment and Termination of the Deposit Agreement

The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs.  Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.  In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the preferred shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination.  The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs outstanding if, at any time after 90 days have expired after the depositary will have delivered to us a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement.  If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying preferred shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges).  At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro-rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such proceeds.  After making such sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement) where applicable:

•	taxes and other governmental charges,

•
such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the issuer or foreign registrar and applicable to transfers of ADSs to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals,

•	such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement,

•	such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement,

•	a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement, and the surrender of ADRs pursuant to the deposit agreement,

•	a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement, and

•
a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the depositary to owners.

The depositary, pursuant to the deposit agreement, may own and deal in any class of securities issued by us and our affiliates and in ADRs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR of any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable to the owner or beneficial owner of such ADR to the depositary.  The depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.

General

Neither the depositary nor us nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the depositary or us or any our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided will be done or performed; nor will the depositary or us incur any liability to any owner or beneficial owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement.  Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, such distribution or offering may not be made available to owners, and the depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.

Neither us nor the depositary assumes any obligation, nor we or the depositary will be subject to any liability under the deposit agreement to owners or beneficial owners of ADRs, except that we and the depositary agree to perform our respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

The ADRs are transferable on the books of the depositary, provided, that the depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or upon our written request.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the depositary, the custodian or the registrar may require payment from the person representing the ADR or the depositor of the preferred shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to preferred shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs.  The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, preferred shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper.  The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our or the depositary’s transfer books are closed or if any such action is deemed necessary or advisable by us or the depositary, at any time or from time to time.

The depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary.  In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

DESCRIPTION OF THE RIGHTS TO SUBSCRIBE PREFERRED SHARES

We may issue rights to subscribe for our preferred shares in order to comply with the requirements described under “Description of the Preferred Shares—Preemptive Rights and Other Anti-dilution Provisions.”

The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Colombian income tax considerations applicable to holders of the rights to subscribe for our preferred shares.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by us or a selling security holder as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.  In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above.  This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time.  We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf.  The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering.  Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals.  The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis.  If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement.  In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents.  Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents.  Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters.  We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis.  If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates.  The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities.  The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered.  These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales.  Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.  As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the National Association of Securities Dealers, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

VALIDITY OF THE SECURITIES

The validity of the securities and other matters governed by Colombian law will be passed upon for us by Gómez-Pinzón Zuleta Abogados S.A., our Colombian counsel, and for any underwriters or agents by Colombian counsel named in the applicable prospectus supplement.  The validity of New York law governed debt securities we may issue will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C., our U.S. counsel.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltda, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2007 incorporated in this prospectus by reference to the Annual Report, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that the financial statements have been retrospectively adjusted for changes in accounting policies, discontinued operations, and the composition of reportable segments). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Zuleta Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur.  Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:

•
a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•
the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

•
the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

•	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

•
no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

•
in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters.  The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court.  However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely upon any unauthorized information or representations.  This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares

Part II

Information not required in the prospectus

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Colombian law, when an officer or director of a corporation acts within the scope of this authority, the corporation will answer for any resulting liabilities or expenses.

ITEM 9.	EXHIBITS

Number	Description
1.1	Form of Underwriting Agreement for Debt Securities.*
1.2	Form of Underwriting Agreement for Preferred Shares.*
3.1
By-laws of Bancolombia S.A., as amended (English and Spanish), which are incorporated by reference to the Registrants’ Annual Report on Form 20-F for the year ended December 31, 2006 filed on May 10, 2007.

4.1	The Deposit Agreement entered into between Bancolombia and The Bank of New York, as amended on January 14, 2008.(1)
4.2	Form of Indenture between Bancolombia S.A. and The Bank of New York Mellon, as Trustee.(2)
4.3	Form of Debt Security (included in Exhibit 4.2).
4.4	Specimen Preferred Shares Certificate (together with an English translation).(3)
4.5	Form of American Depositary Receipt (included in Exhibit 4.1).
4.6	Form of Rights Agent Agreement between Bancolombia S.A. and The Bank of New York Mellon, with respect to the services to be provided by the ADS rights agent in connection with any rights offering.*
4.7
Form of letter of instructions from ADS rights agent to holders of ADSs evidencing Preferred Shares, including the form of notice of guaranteed delivery, letter to broker-dealers, letter to clients and ADS rights certificate.*

4.8	Form of subscription forms for use by holders of Preferred Shares.*
5.1	Opinion of Gómez-Pinzón Zuleta Abogados S.A. as to the validity of the New York law-governed debt securities (Colombian law).
5.2	Opinion of Sullivan & Cromwell LLP as to the validity of the securities.
23.1	Consent of PricewaterhouseCoopers Ltda.
23.2	Consent of PricewaterhouseCoopers S.A.
23.3	Consent of Deloitte & Touche Ltda.
23.4	Consent of Gómez-Pinzón Zuleta Abogados S.A. (included in Exhibit 5.1).
23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

*
To be filed by amendment or incorporated by reference.  Bancolombia will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

(1)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-6, filed by Bancolombia on January 14, 2008.
(2)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-3, filed on May 14, 2007 (File No. 333-142898).
(3)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-1, filed on June 26, 1995 (File No. 33-93724).

ITEM 10.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Bancolombia S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Medellín, Republic of Colombia, on July 12, 2010.

BANCOLOMBIA S.A.

By:	/s/ Mauricio Rosillo Rojas
	Name:	Mauricio Rosillo Rojas
	Title:	General Secretary

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Mauricio Rosillo Rojas as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 426(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities set forth below on July 12, 2010.

Name	Title	Date
/s/ Jorge Londoño Saldarriaga	President	July 12, 2010
(Jorge Londoño Saldarriaga)	(Chief Executive Officer)

/s/ Jaime Alberto Velásquez Botero	Vice President of Finance	July 12, 2010
(Jaime Alberto Velásquez Botero)	(Chief Financial Officer)

/s/ Jorge Humberto Hernandez	Director of Accounting	July 12, 2010
(Jorge Humberto Hernandez)	(Chief Accounting Officer)

/s/ Carlos Enrique Piedrahita Arocha	Director	July 12, 2010
(Carlos Enrique Piedrahita Arocha)

/s/ Gonzalo Alberto Pérez Rojas	Director	July 12, 2010
(Gonzalo Alberto Pérez Rojas)

/s/ Ricardo Sierra Moreno	Director	July 12, 2010
(Ricardo Sierra Moreno)

/s/ Juan Camilo Restrepo Salazar	Director	July 12, 2010
(Juan Camilo Restrepo Salazar)

/s/ Carlos Raúl Yepes Jiménez	Director	July 12, 2010
(Carlos Raúl Yepes Jiménez)

/s/ Donald J. Puglisi	Authorized Representative in the	July 12, 2010
(Donald J. Puglisi)	United States

Signature of authorized representative of Bancolombia S.A.

Pursuant to the requirements of the Securities Act of 1933, the authorized representative, solely in its capacity as the duly authorized representative of Bancolombia S.A. in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned in The City of Newark, State of Delaware, on July 12, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

Exhibit index

Number	Description
1.1	Form of Underwriting Agreement for Debt Securities.*
1.2	Form of Underwriting Agreement for Preferred Shares.*
3.1
By-laws of Bancolombia S.A., as amended (English and Spanish), which are incorporated by reference to the Registrants’ Annual Report on Form 20-F for the year ended December 31, 2006 filed on May 10, 2007.

4.1	The Deposit Agreement entered into between Bancolombia and The Bank of New York, as amended on January 14, 2008.(1)
4.2	Form of Indenture between Bancolombia S.A. and The Bank of New York Mellon, as Trustee.(2)
4.3	Form of Debt Security (included in Exhibit 4.2).
4.4	Specimen Preferred Shares Certificate (together with an English translation).(3)
4.5	Form of American Depositary Receipt (included in Exhibit 4.1).
4.6	Form of Rights Agent Agreement between Bancolombia S.A. and The Bank of New York Mellon, with respect to the services to be provided by the ADS rights agent in connection with any rights offering.*
4.7
Form of letter of instructions from ADS rights agent to holders of ADSs evidencing Preferred Shares, including the form of notice of guaranteed delivery, letter to broker-dealers, letter to clients and ADS rights certificate.*

4.8	Form of subscription forms for use by holders of Preferred Shares.*
5.1	Opinion of Gómez-Pinzón Zuleta Abogados S.A. as to the validity of the New York law-governed debt securities (Colombian law).
5.2	Opinion of Sullivan & Cromwell LLP as to the validity of the securities.
23.1	Consent of PricewaterhouseCoopers Ltda.
23.2	Consent of PricewaterhouseCoopers S.A.
23.3	Consent of Deloitte & Touche Ltda.
23.4	Consent of Gómez-Pinzón Zuleta Abogados S.A. (included in Exhibit 5.1).
23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

*
To be filed by amendment or incorporated by reference.  Bancolombia will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

(1)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-6, filed by Bancolombia on January 14, 2008.
(2)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-3, filed on May 14, 2007 (File No. 333-142898).
(3)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-1, filed on June 26, 1995 (File No. 33-93724).